Exhibit 99.1
For Immediate Release
ShopNBC CFO Resigns to Pursue Business Opportunity
Minneapolis, MN — February 23, 2010 — ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in electronic retailing, today announced that Senior Vice President and Chief Financial Officer Frank P. Elsenbast has resigned as of February 22, 2010, and is leaving the Company to accept a chief financial officer position at another public company.
Global executive search firm Spencer Stuart will begin searching immediately for Mr. Elsenbast’s replacement, who will remain with ShopNBC for an interim period to ensure an orderly transition in responsibilities. The Company has appointed industry veteran and multichannel retailing finance and operations executive of 20 years Bill McGrath, 52, ShopNBC’s Vice President of Quality Assurance and former Vice President of Finance and Global Sourcing of QVC, as interim CFO. Mr. McGrath will assume financial management functions until a new chief financial officer is named.
“Frank has been a valued partner as CFO during his tenure and played an important role since joining the company in 2000,” said Keith Stewart, ShopNBC’s CEO. “I’d like to thank him for his dedicated service and many contributions to ShopNBC. We wish him well in his future endeavors.”
Frank Elsenbast said: “I have enjoyed my time at ShopNBC. I have been fortunate to work with a wonderful group of people, and I wish everyone all the best for continued success.”
With nearly two decades of experience in the multichannel retailing industry, Mr. McGrath is an accomplished financial and operations executive with global leadership experience and financial acumen. Most recently, Mr. McGrath served as Vice President of Global Sourcing Operations and Finance at QVC. During his tenure at QVC, he also served as Vice President Corporate Quality Assurance and Quality Control, Vice President Merchandise Operations and Inventory Control, Vice President Market Research and Sales Analysis, and Director Financial Planning and Analysis.
Prior to QVC, Mr. McGrath served at Subaru of America as Assistant Corporate Controller and Arthur Andersen as Senior Auditor. He earned an MBA in Finance from Drexel University and a BS in Accounting from St. Joseph’s University. Mr. McGrath is also certified as a CPA and CMA.
About ShopNBC
ShopNBC is a multichannel electronic retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 75 million homes (DISH Network channels 134 and 228; and DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter, and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV).
Contact:
Media Relations
Anthony Giombetti
612-308-1190